Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Apple Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-61276, 333-75930, 333-102184, 333-125148, and 333-146026) of Apple Inc. of our reports dated November 4, 2008 with respect to the consolidated balance sheets of Apple Inc. and subsidiaries as of September 27, 2008 and September 29, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 27, 2008, and the effectiveness of internal control over financial reporting as of September 27, 2008, which reports appear in the September 27, 2008 annual report on Form 10-K of Apple Inc.

As discussed in note 1 to the Consolidated Financial Statements, effective September 30, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

/s/ KPMG LLP

Mountain View, California

November 4, 2008